UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 5, 2008

Hudson Highland Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-50129	59-3547281
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

560 Lexington Avenue, New York, New York 10022

(Address of principal executive offices, including zip code)

(212) 351-7300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.05.	COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES.

On March 5, 2008, the Board of Directors of Hudson Highland Group, Inc. (the “Company”) approved a plan to streamline the Company’s support operations in each of the Hudson regional businesses to match its focus on specialization. The Company estimates that the pre-tax cost of the program will be between $5 million to $7 million for the year ending December 31, 2008, including between $1 million to $3 million in the first quarter of 2008. The Company expects the program to be completed in 2008. The program includes costs for actions to reduce support functions to match them to the scale of businesses after divestitures ($3 million to $4 million), exit underutilized properties ($1 million to $2 million) and eliminate contracts for certain discontinued services ($0.5 million to $1 million). These costs are principally employee termination benefits, lease termination payments and contract cancellation costs. The Company is taking these actions to reduce costs and increase sustainable, long-term profitability of the Company. The future cash expenditures for the actions described above are anticipated to be paid out primarily over the following six to twelve months and are approximately equal to the estimated costs.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HUDSON HIGHLAND GROUP, INC.

Date: March 10, 2008	By:	/s/ MARY JANE RAYMOND
Mary Jane Raymond
Executive Vice President and Chief Financial Officer

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